UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2007

SES SOLAR INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49891	33-0860242
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

129 Route de Saint Julien, Plan-les-Ouates, Geneva, Switzerland
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: +41-22-884-1484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2007, the Company’s wholly owned subsidiary, SES Société d’Energie Solaire (“SES Switzerland”) executed a construction loan with Banque Cantonale de Genève in the amount of CHF 8,500,000 (approximately U.S.$7,568,785) to be used to finance the construction of the Company’s manufacturing facility in Geneva, Switzerland (“Construction Loan”).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Terms of the Construction Loan

We will pay interest quarterly on the borrowed funds at a variable rate equivalent to 3.50%. We will pay a quarterly bank fee of 0.25% based on the maximum amount borrowed during each quarter. We will also pay the file expenses of CHF8,500 (approximately U.S.$7,574).

Conditions precedent to release of any construction loan funds are receipt by the lender of copy of a (i) definitive construction permit, and (ii) temporary financing plan in the total sum of CHF14,000,000 (U.S.$12,475,355) with balance of CHF5,500,000.00 (U.S.$4,924,615) received in SES Switzerland's operating/construction account. Funds will only be released as incurred and in accordance with the contractors’ expenses issued by Arca’M Architecture SA and us.

The loan is secured by a second mortgage in the amount of CHF 9,000,000.00, (approximately U.S.$8,017,761) secured by parcel number 6708 in the municipality of Plan-les-Ouates, Geneva.

Upon completion of the construction, but in no event later than December 31, 2008, Banque Cantonale de Genève will consider converting the loan into the mortgage certificates secured by the manufacturing facility.

The terms and conditions of the Construction Loan amend, for the future, the terms and conditions of the construction loan entered into among the same parties on December 20, 2006.

The receipt of this Construction Loan, together with other closed financing, will enable our subsidiary, SES Switzerland, to finance the construction of the manufacturing facility until its completion, in the first quarter of 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2007	SES SOLAR INC.

	By:	/s/ Sandrine Crisafulli
Sandrine Crisafulli
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Construction Loan Agreement entered into among SES Switzerland and Banque Cantonale de Genève on November 13, 2007.